Exhibit 10.25

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Fourth Amendment”) is made and entered into as of the 12th day of November, 2014 (the “Amendment Effective Date”) by and between SHERIDAN HILLS DEVELOPMENTS L.P. (“Landlord”) and BELLICUM PHARMACEUTICALS, INC. (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated June 1, 2012 (the “Lease”), with a Commencement Date of December 17, 2012, whereby Landlord leased to Tenant 10,611 square feet of Net Rentable Area on the eighth (8th) floor, as indicated on the floor plan attached as Exhibit A to the Lease (the “Original Leased Premises”) in the office building located at 2130 West Holcombe Boulevard, Houston, Harris County, Texas 77030 (the “Building”); and

WHEREAS, per the First Amendment to Lease Agreement dated as of September 13, 2013 (the “First Amendment”), Tenant exercised the Hold Option provided for in Section 1.E of the Lease, pursuant to which the Hold Space (being that area containing approximately 3,644 square feet of Net Rentable Area on the eighth (8th) floor of the Building, as indicated on the floor plan attached as Exhibit A-1 to the Lease) was added to the Original Leased Premises (the Original Leased Premises, together with the Hold Space, or a total of 14,255 square feet of Net Rentable Area, is hereinafter collectively referred to as the “Expanded Premises”); and

WHEREAS, per the Second Amendment to Lease Agreement dated as of June 20, 2014 (the “Second Amendment”), the parties inter alia added additional area to the Expanded Premises (the Expanded Premises as further expanded by the Second Amendment is hereinafter referred to as the “Existing Premises”) and extended the expiration date of the Lease (as amended) from December 16, 2017 to October 31, 2019 (the “Expanded Premises Extension Period”), and Landlord granted Tenant an option (the “Hold Premises Option”) on the portion of the 8th floor of the Building comprising the four (4) bays as shown on Exhibit A to the Second Amendment (the “Hold Premises”), all as detailed in the Second Amendment; and

WHEREAS, per the Third Amendment to Lease Agreement dated as of July 21, 2014 (the “Third Amendment”), the parties set out the base rental applicable to the Expanded Premises during the Expanded Premises Extension Period (the Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is hereinafter collectively referred to as the “Existing Lease”); and

WHEREAS, the parties wish to further amend the Existing Lease to add to the Existing Premises additional area on the eighth (8th) floor of the Building as hereinafter described.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Exercise of Hold Premises Option. The Tenant hereby exercises the Hold Premises Option in accordance with the terms of the Hold Premises Option, and Tenant thereby agrees to lease from Landlord and Landlord agrees to lease to Tenant the Hold Premises in accordance with the terms of the Hold Premises Option except as set out herein.

2. Additional Space/Area. In addition to the Existing Premises and the Hold Premises, Tenant further agrees to lease from Landlord and Landlord agrees to lease to Tenant all of the remainder of the eighth (8th) floor of the Building comprising: (i) approximately 9,070 useable square feet (“USF”) as shown cross-hatched on the floor plan attached hereto and made a part hereof for all purposes as Exhibit “A” (the “Office Space”); (ii) together with any space not in the Office Space or already included in the Existing Premises, and not necessarily located on the eighth floor of the Building, that is required to accommodate Tenant’s equipment, or is reduced to less than eight (8’) feet of headroom by the installation of piping, conduits or ducting to accommodate Tenant’s use (the “Interior Mechanical Space”), and together with any outdoor area required to accommodate Tenant’s equipment (“Exterior Mechanical Space”, and together with the Office Space and the Interior Mechanical Space, collectively, the “Additional Premises”).

The rentable square feet (“RSF”) for the Existing Premises, Hold Premises and the Additional Premises (excluding the Exterior Mechanical Space) shall be recalculated/calculated based on a new “add-on factor”, on the basis of the Modified BOMA Standard as defined in the Lease. The “add-on factor” is anticipated to be 13.64 percent.

Except as set forth herein, Tenant shall lease all of the Additional Premises on the same terms and conditions as set forth in the Existing Lease.

3. Purpose of Use. Tenant shall be permitted to use and occupy those portions of the Additional Premises, the Hold Premises and the Existing Premises (the Additional Premises, the Hold Premises and the Existing Premises are hereinafter collectively referred to as the “Premises”) designated (either herein or in the Existing Lease) as Office Space for (i) general office purposes and other uses customarily associated therewith, (ii) a research laboratory and biologic manufacturing in accordance with Good Manufacturing Practice (GMP) guidelines as established by the U.S. Food and Drug Administration from time to time up to and including BSL level 2, and (iii) a small vivarium (limited to mice only). Tenant shall be permitted to use and occupy those portions of the Premises designated as Interior Mechanical Space and Exterior Mechanical Space for the following uses associated with the operation of the Office Space: a small vivarium (limited to mice only) or storage (Interior Mechanical Space only) and the housing and operation of mechanical equipment (both Interior Mechanical Space and Exterior Mechanical Space). Emergency power provided by Landlord will be available only for Building life safety systems and Tenant will have full use of the emergency circuits serving the eighth (8th) floor of the Building as of the Amendment Effective Date. Tenant may, at its sole option, provide additional emergency power to the Premises. Landlord shall have no liability in respect of any mice in the vivarium, whether arising from a Building power failure, the failure of another utility, or otherwise.

4. Commencement Date. The commencement date of the initial term of the lease of the Additional Premises and (notwithstanding the terms of the Second Amendment) the Hold Premises (the “Additional Premises Term”) shall be February 1, 2015 (the “Commencement Date”).

5. Term. The parties hereby agree to extend the term of the Existing Lease, such that the term shall no longer expire on October 31, 2019, but shall now expire on January 31, 2020 (the period between October 31, 2019 and January 31, 2020 is hereinafter referred to as the “Extension Period”). During the Extension Period, on a “net” lease basis, the annualized base rental for the Existing Premises shall be $31.75/RSF for Office Space, which the Tenant acknowledges to include $1.25/RSF constituting compensation to Landlord for financing $5.00/RSF of the tenant improvement allowance for the Existing Premises, $11.25/RSF for Interior Mechanical Space and $7.00/RSF gross for Exterior Mechanical Space. As to the Additional Premises and the Hold Premises, the term shall be the period commencing on the Commencement Date and ending on January 31, 2020 to coincide with the expiry date of the Existing Lease.

6. Options to Renew. Upon Tenant giving Landlord six (6) months’ prior written notice in each instance, Tenant, at its option, shall have five (5) successive renewal options on the Additional Premises and the Hold Premises of one (1) year each. The Base Rental for each renewal option term shall be in accordance with the provisions of Section 50.B of the Lease. As to the Additional Premises and the Hold Premises, the Additional Premises Term plus any exercised renewal option term and/or extended term are hereinafter referred to, collectively, as the “Term”. The exercise of an option in respect of the Additional Premises or the Hold Premises shall be of no force and effect unless it includes both the Hold Premises and the Additional Premises and is accompanied by the exercise of an option in respect of the Existing Premises, and the exercise of an option in respect of the Existing Premises shall be of no force and effect unless accompanied by the exercise of an option in respect of both the Additional Premises and the Hold Premises.

7. “Net” Base Rental. On a “net” lease basis, the base rental (“Base Rental”) for each lease period during the Additional Premises Term shall be as follows:

For the Office Space:

Periods	Annual Base Rental
02/01/15 – 12/16/15	$29.25/RSF
12/17/15 – 12/16/16	$29.75/RSF
12/17/16 – 12/16/17	$30.25/RSF
12/17/17 – 12/16/18	$30.75/RSF
12/17/18 – 10/31/19	$31.25/RSF
11/01/19 – 01/31/20	$31.75/RSF

In the event that Tenant exercises options to renew in accordance with section 6 above, the Base Rental applicable to the Office Space in the Additional Premises and the Hold Premises shall be:

Periods	Annual Base Rental
02/01/20 – 01/31/21	$31.75/RSF
02/01/21 – 01/31/22	$32.25/RSF
02/01/22 – 01/31/23	$32.75/RSF
02/01/23 – 01/31/24	$33.25/RSF
02/01/24 – 01/31/25	$33.75/RSF

Tenant acknowledges that the said Base Rental figures include $1.25/RSF constituting compensation to Landlord for financing $5.00/RSF of the Allowance.

For Interior Mechanical Space: Base Rental equal to $11.25/RSF below the Base Rental applicable from time to time for Office Space. No Allowance (as hereinafter defined) shall apply to Interior Mechanical Space.

For Exterior Mechanical Space: $7.00/RSF on a gross lease basis. No Allowance shall apply to Exterior Mechanical Space.

8. Operating Expenses. Operating Expenses for calendar year 2014 are estimated to be $13.50/RSF. No Operating Expenses shall be charged to Tenant for the Exterior Mechanical Space and, in respect of the Interior Mechanical Space, only the components of Operating Expenses required or otherwise provided or utilized for such space (as determined by Landlord in its reasonable discretion) shall be charged to Tenant.

9. Base Rental Prepayments/Security Deposit. For the Additional Premises and the Hold Premises, Tenant shall tender to Landlord (i) the first month’s Base Rental as a prepayment and (ii) the first month’s Base Rental as a security deposit, both payable upon the mutual execution and exchange of this Fourth Amendment.

10. Condition of Premises. Tenant shall lease the Additional Premises and the Hold Premises in an “as-is” condition (excluding material latent defects).

11. Allowance. In respect of the Hold Premises, notwithstanding section 2 of the Second Amendment, Landlord shall provide a leasehold improvement allowance of $45.00/RSF (the “Hold Premises Allowance”). In respect of the Office Space in the Additional Premises, Landlord shall provide a leasehold improvement allowance of $45.00/RSF less Two Hundred and Fifty Thousand ($250,000.00) Dollars (the “Additional Premises Allowance”, and collectively with the Hold Premises Allowance, the “Allowance”), same to be extended by Landlord to Tenant for alterations, additions and improvements therein, including telephone and data cabling, card-key security access system, space planning/interior architecture fees, permitting costs, and any consultants retained by Tenant, and payable by Landlord to its (Landlord’s) general contractor and subcontractors.

All alterations, additions and improvements to the Premises shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Any unused portion of the Allowance may, at Tenant’s option, be applied against first payments of Base Rental for the Additional Premises during the Additional Term.

12. Construction of Leasehold Improvements. Landlord shall be responsible for the construction of the leasehold improvements within the Additional Premises and the Hold Premises in accordance with the space plan attached hereto as Exhibit “B” and incorporated herein “Approved 4th Amendment Space Plan”) on a “cost plus basis”, through a general contractor mutually agreed upon between Landlord and Tenant. Tenant will cause Proposed Construction Drawings to be prepared based on the Approved 4th Amendment Space Plan. Within 10 days of delivery of the Proposed Construction Drawings Landlord will either approve or disapprove (stating the reasons therefor) of such plans in writing or the Proposed Construction Drawings shall be deemed approved. Thereafter the process under Section 2(c) of Exhibit “G” to the Lease will be followed until the Construction Drawings are approved or deemed approved. Contracts for construction, architecture and engineering (excluding furniture, fixtures and equipment) will be in the name of Landlord. Landlord shall proceed with due diligence to complete the tenant improvements within the Additional Premises and Hold Premises in a good and workmanlike manner following approval or deemed approval of the Construction Drawings therefor. Except as inconsistent with the terms of this Fourth Amendment, the terms of Exhibit “G” to the Lease will apply to the construction of the tenant improvements within the Additional Premises and Hold Premises. If Tenant in any way desires Landlord to handle the contracts for or installation of furniture, fixtures and equipment in the Additional Premises and the Hold Premises, such arrangements shall be set out in a separate contract between Tenant and Landlord.

13. Early Occupancy. After the mutual execution and exchange of this Fourth Amendment and the provision by Tenant to Landlord of proof of Tenant having obtained insurance satisfactory to Landlord, Tenant may at its option, prior to the Commencement Date, have access to: (a) the Additional Premises and the Hold Premises for purposes of undertaking alterations, additions and improvements therein, including telephone and data cabling, and installation of furniture systems; and (b) to the Additional Premises for use as temporary office space (the “Temporary Office Use”). In the event that Tenant desires to access the Additional Premises for the Temporary Office Use, Tenant shall notify Landlord at least five (5) business days in advance of commencing such use and shall pay the Additional Rent (as such term is defined in the Lease), taxes and utilities relating to the Additional Premises from the Amendment Effective Date until the Commencement Date.

14. Slab Penetrations. Tenant shall have the right to request Landlord, at Tenant’s sole cost and expense, to undertake core drilling in the floor slab of the Premises for plumbing associated with drainage, same to the subject to the prior approval of, and scheduling with, Landlord.

15. Access to and Use of Building Chases. If such space is available, Tenant shall have the right to access and use, at no cost to Tenant (except for the cost of slab penetrations, fans and duct work), the chases from the eighth (8th) floor to the roof of the Building for venting of equipment in its labs, including the vivarium.

16. Parking. With respect to the parking allowance for the Additional Premises and the Hold Premises (collectively, the “Additional Parking Spaces”), Tenant shall be entitled to rent (at the prevailing monthly contract rates charged by Landlord or the operator of the Garage from time to time) parking in the Garage in the amount of 2.5 unreserved spaces per 1,000 RSF contained in the Additional Premises and the Hold Premises, of which up to ten percent (10%), at Tenant’s option, may be converted to reserved spaces in locations to be mutually agreed upon by Landlord and Tenant negotiating in good faith.

The charges for all unreserved Additional Parking Spaces shall be abated for the first six (6) months of the Additional Premises Term, but only to the extent that all unreserved parking spaces leased by Tenant during such period exceed the number thereof being leased by Tenant as of September 1, 2014.

17. Miscellaneous.

(a)	Amendment to Lease. The parties acknowledge and agree that the Existing Lease has not been amended or modified in any respect, other than by this Fourth Amendment, and there are no other agreements of any kind currently in force and effect between the parties.

(b)	Counterparts. This Fourth Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument.

(c)	Entire Agreement. The Existing Lease, as amended by this Fourth Amendment, sets forth all covenants, agreements and understandings among the parties with respect to the subject matter hereof and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in the Existing Lease and this Fourth Amendment.

(d)	Full Force and Effect. Except as expressly amended hereby, all other items and provisions of the Existing Lease remain unchanged and continue to be in full force and effect.

(e)	Conflicts. The terms of this Fourth Amendment shall control over any conflicts between the terms of the Existing Lease and the terms of this Fourth Amendment.

(f)	Authority of Tenant. Tenant warrants and represents unto Landlord that (i) Tenant has full right and authority to execute, deliver and perform this Fourth Amendment; and (ii) the person executing this Fourth Amendment was authorized to do so.

(g)	Capitalized Terms. Capitalized terms not defined herein shall have the same meanings attached to such terms under the Existing Lease.

(h)	Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)	Governing Law. This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, with venue in connection with any legal action thereunder being in Harris County, Texas.

IN WITNESS WHEREOF, executed by each party hereto on the date set forth beside such party’s signature, to be effective as of the Amendment Effective Date.

“Landlord”

SHERIDAN HILLS DEVELOPMENTS L.P., a Texas limited partnership

By:	Pouncet Sheridan, Inc, an Ontario,
Canada corporation, its general partner

	By:	/s/ L. Lubin
	Name:	L. Lubin
	Title:	A.S.O.

“Tenant”

BELLICUM PHARMACEUTICALS, INC., a Delaware corporation

	By:	/s/ Thomas J. Farrell
	Name:	Thomas J. Farrell
	Title:	President & CEO

Address: Suite 850, 2130 West Holcombe Boulevard, Houston, TX 77030

EXHIBIT A

Floor Plan of Office Space

EXHIBIT B

Space Plan for Leasehold Improvements to Additional Premises and Hold Premises